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                          EXPENSE LIMITATION AGREEMENT
                                       FOR
                                 USALLIANZ FUNDS


              THIS AGREEMENT, dated as of October __ 1999, is made and entered into by and between USAllianz Funds, a Delaware business trust (the "Trust"), on behalf of its portfolios: Diversified Assets Fund, Fixed Income Fund, Global Opportunities Fund, Growth Fund and Money Market Fund (individually, the "Fund"; collectively, the "Funds"), and Allianz of America, Inc. (the "Adviser").

              WHEREAS, the Adviser has been appointed the investment adviser of the Funds pursuant to an Investment Advisory Agreement dated October __, 1999, between the Trust, on behalf of the Funds, and the Adviser (the "Advisory Agreement"); and

              WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds;

              NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

              1. Until further notice from the Adviser to the Trust, the Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) to the extent necessary to limit the operating expenses of the Funds (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), for the period from the commencement of operations to September 30, 2000, to an annual rate (as a percentage of the Fund's average daily net assets) as set forth on EXHIBIT A attached hereto.

              2. The Funds agree to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Funds to the Adviser pursuant to the Advisory Agreement (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of each Fund (exclusive of brokerage costs, interest, taxes and dividend and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) are equal to or less than the rate set forth on EXHIBIT A attached hereto. Furthermore, the amount of Deferred Fees paid by the Funds in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of each Fund (exclusive of brokerage costs, interest, taxes and extraordinary expenses) do not exceed the applicable foregoing annual percentage rates.

                  Deferred Fees with respect to any fiscal year of any Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the immediately preceding two sentences during the period ending two years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will any Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

              3. The Adviser may by notice of writing to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to the Funds in any period following the date specified in such notice (or change the percentage specified in Section 1), but no such


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change shall affect the obligation (including the amount of the obligation) of any Fund to repay amounts of Deferred Fees with respect to periods prior to the date specified in such notice.

              IN WITNESS WHEREOF, the parties hereto have executed this Expense Limitation Agreement as of the date first above written.

USALLIANZ FUNDS                              ALLIANZ OF AMERICA, INC.



By:________________________________          By:_______________________________
     Name:                                        Name:
     Title                                        Title


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                                    EXHIBIT A


                     Fund                                 Limit
-------------------------------------------------    -----------------

Diversified Assets Fund
      Class A................................             1.20%
      Class B................................             1.95%
      Class Y................................             0.95%

Fixed Income Fund
      Class A................................             1.05%
      Class B................................             1.80%
      Class Y................................             0.80%

Global Opportunities Fund
      Class A................................             1.85%
      Class B................................             2.60%
      Class Y................................             1.60%

Growth Fund
      Class A................................             1.28%
      Class B................................             2.03%
      Class Y................................             1.03%

Money Market Fund
      Class A................................             0.88%
      Class B................................             1.63%
      Class Y................................             0.63%


                                      A-1